Exhibit (a)(3)

WESTERN ASSET HIGH INCOME FUND II INC.

ARTICLES OF AMENDMENT

Western Asset High Income Fund II Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter (the “Charter”) of the Corporation is hereby amended by deleting Article V, Paragraph (1) in its entirety and replacing it with the following:

“(1) The total number of shares of capital stock that the Corporation shall have authority to issue is two hundred million (200,000,000) shares, of the par value of $0.001 per share and of the aggregate par value of two hundred thousand dollars ($200,000), all of which two hundred million (200,000,000) shares are initially classified as “Common Stock.””

SECOND: The foregoing amendment to the Charter has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: Immediately prior to the foregoing amendment, the Corporation had authority to issue 100,000,000 shares of common stock, $0.001 par value per share. The aggregate par value of all authorized shares of all classes of stock having par value was $100,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 200,000,000 shares of common stock, $0.001 par value per share. The aggregate par value of all authorized shares of all classes of stock having par value is $200,000.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.

SIXTH: These Articles of Amendment shall become effective immediately upon the acceptance for record by the State Department of Assessments and Taxation of Maryland.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 19th day of September, 2025.

ATTEST:		WESTERN ASSET HIGH INCOME FUND II INC.

/s/ Marc A. De Oliveira	By:	/s/ Jane Trust	(SEAL)
Name: Marc A. De Oliveira		Name: Jane Trust
Title: Secretary		Title: President